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                                                                    EXHIBIT 99.1
[CHARTER COMMUNICATIONS LOGO]                                               NEWS



FOR RELEASE: TUESDAY, OCTOBER 24, 2000


                    CHARTER TO ISSUE CONVERTIBLE SENIOR NOTES


         ST. LOUIS -- Charter Communications, Inc. (Nasdaq: CHTR) today announced its intent to issue Convertible Senior Notes due 2005 in a private placement under Rule 144A to raise estimated proceeds of $450 million.

         The net proceeds of this issuance will be used to repay a portion of amounts outstanding under the August 2000 $1 billion bridge loan of Charter Communications Holdings, LLC.

         The notes will not be registered under the Securities Act of 1933 as amended and may not be offered or sold in the United States unless they are registered or unless such sale is exempt from the registration requirements of the Securities Act.

         Interest on the notes is expected to be payable semi-annually. The notes will be convertible at any time into shares of Charter Communications, Inc. Class A common stock.

         With 6.3 million customers, Charter Communications, a Wired World(TM) company, is among the nation's largest broadband communications companies. Charter offers an array of advanced broadband services, including cable television under the Charter Cable TV(TM) brand; advanced digital video programming services under the Charter Digital Cable(TM) brand; and high-speed Internet access via Charter Pipeline(TM). Charter's Class A common stock is traded on the Nasdaq National Market under the ticker symbol "CHTR." More information about Charter can be found on the Internet at www.chartercom.com.

                                      # # #

Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange Commission.

CONTACTS:
MEDIA                                          ANALYST
Charter Communications                         Charter Communications
Anita Lamont, 314-543-2215                     Mary Jo Moehle, 314-543-2397
alamont@chartercom.com                         mmoehle@chartercom.com